Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-162890) pertaining to the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan of our report dated June 28, 2016, with respect to the financial statements and schedules of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 28, 2016